Exhibit 99.1

FITLIFE BRANDS, INC.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2021 AND 2020

AND ACCOMPANYING NOTES THERETO

FITLIFE BRANDS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	December 31,
	2021	2020
ASSETS:
CURRENT ASSETS
Cash	$9,897,000	$6,336,000
Accounts receivable, net of allowance of doubtful accounts, $55,000 and $51,000, respectively	945,000	1,797,000
Inventories, net of allowance for obsolescence of $56,000 and $56,000, respectively	6,520,000	3,529,000
Income tax receivable	-	40,000
Prepaid expenses and other current assets	295,000	25,000
Total current assets	17,657,000	11,727,000

Property and equipment, net	70,000	98,000
Right of use asset, net of amortization of $322,000 and $272,000, respectively	158,000	208,000
Intangibles, net of amortization of $30,000 and $0, respectively	192,000	-
Goodwill	358,000	225,000
Deferred tax asset	3,045,000	4,377,000
TOTAL ASSETS	$21,480,000	$16,635,000

LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$2,880,000	$3,246,000
Accrued expense and other liabilities	524,000	538,000
Product returns	632,000	335,000
Lease liability - current portion	55,000	50,000
Total current liabilities	4,091,000	4,169,000
Long-term lease liability, net of current portion	103,000	158,000
PPP loan	-	453,000
TOTAL LIABILITIES	4,194,000	4,780,000

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none outstanding as of December 31, 2021 and December 31, 2020	-	-
Common stock, $.01 par value, 60,000,000 shares authorized; 4,552,485 and 4,243,272 issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	46,000	42,000
Treasury stock, 881,311 and 842,524 shares, respectively	(2,087,000)	(1,790,000)
Additional paid-in capital	32,529,000	32,174,000
Accumulated deficit	(13,202,000)	(18,571,000)
TOTAL STOCKHOLDERS' EQUITY	17,286,000	11,855,000
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$21,480,000	$16,635,000

The accompanying notes are an integral part of these consolidated financial statements

FITLIFE BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Years ended
	December 31,
	2021	2020

Revenue	$27,903,000	$22,110,000
Cost of goods sold	15,409,000	12,573,000
Gross profit	12,494,000	9,537,000

OPERATING EXPENSES:
General and administrative	3,651,000	3,047,000
Selling and marketing	2,564,000	2,106,000
Depreciation and amortization	59,000	38,000
Total operating expenses	6,274,000	5,191,000
OPERATING INCOME	6,220,000	4,346,000

OTHER EXPENSES (INCOME)
Interest expense (income)	(25,000)	6,000
Gain on settlement	-	(70,000)
Gain on debt forgiveness	(453,000)	-
Total other expenses (income)	(478,000)	(64,000)

PRE-TAX NET INCOME	6,698,000	4,410,000

PROVISION (BENEFIT) FOR INCOME TAXES	1,329,000	(4,446,000)

NET INCOME	$5,369,000	$8,856,000

NET INCOME PER SHARE:
Basic	$1.22	$2.09
Diluted	$1.10	$1.95
Basic weighted average common shares	4,406,614	4,232,828
Diluted weighted average common shares	4,880,961	4,549,396

The accompanying notes are an integral part of these consolidated financial statements

FITLIFE BRANDS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(Unaudited)

	Common Stock		Treasury	Additional Paid-in	Accumulated
	Shares	Amount	Stock	Capital	Deficit	Total
YEAR ENDED DECEMBER 31, 2021

JANUARY 1, 2021	4,243,272	$42,000	$(1,790,000)	$32,174,000	$(18,571,000)	$11,855,000
Repurchase of common stock	(36,092)	-	(260,000)	-	-	(260,000)
Exercise of stock options	65,305	1,000	(37,000)	90,000	-	54,000
Repurchase of options	-	-	-	(184,000)	-	(184,000)
Stock-based compensation	280,000	3,000	-	449,000	-	452,000
Net income	-	-	-	-	5,369,000	5,369,000
DECEMBER 31, 2021	4,552,485	$46,000	$(2,087,000)	$32,529,000	$(13,202,000)	$17,286,000

YEAR ENDED DECEMBER 31, 2020

JANUARY 1, 2020	4,218,064	$42,000	$(1,619,000)	$32,025,000	$(27,427,000)	$3,021,000
Fair value of common stock issued for services	4,808	-	-	15,000	-	15,000
Repurchase of common stock	(47,600)	-	(171,000)	-	-	(171,000)
Exercise of stock options	68,000	-	-	71,000	-	71,000
Stock-based compensation	-	-	-	63,000	-	63,000
Net income	-	-	-	-	8,856,000	8,856,000
DECEMBER 31, 2020	4,243,272	$42,000	$(1,790,000)	$32,174,000	$(18,571,000)	$11,855,000

The accompanying notes are an integral part of these consolidated financial statements

FITLIFE BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Years ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,369,000	$8,856,000
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	59,000	38,000
Right of use asset amortization and lease liability	50,000	-
Allowance for doubtful accounts	4,000	25,000
Allowance for inventory obsolescence	-	(74,000)
Fair value of stock and options issued for services	452,000	78,000
Forgiveness of PPP loan	(453,000)	-
Changes in operating assets and liabilities:
Accounts receivable - trade	974,000	(104,000)
Inventories	(2,945,000)	(97,000)
Deferred tax asset	1,325,000	(4,370,000)
Prepaid expense	(270,000)	20,000
Income tax receivable	40,000	(40,000)
Security deposit	-	10,000
Accounts payable	(366,000)	1,228,000
Lease liability	(50,000)	-
Accrued liabilities and other liabilities	(6,000)	72,000
Product returns	297,000	79,000
Net cash provided by operating activities	4,480,000	5,721,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisition	(529,000)	-
Net cash used in investing activities	(529,000)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	54,000	71,000
Proceeds from Paycheck Protection Program	-	450,000
Repurchases of common stock and options	(444,000)	(171,000)
Net cash provided by (used in) financing activities	(390,000)	350,000

CHANGE IN CASH	3,561,000	6,071,000
CASH, BEGINNING OF PERIOD	6,336,000	265,000
CASH, END OF PERIOD	$9,897,000	$6,336,000

Supplemental disclosure operating activities
Cash paid for interest	$-	$12,000
Cash paid (refunded) for income taxes	$(42,000)	$-

The accompanying notes are an integral part of these condensed consolidated financial statements

FITLIFE BRANDS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2021 AND 2020

NOTE 1.  DESCRIPTION OF BUSINESS

Summary

FitLife Brands, Inc. (the “Company”) is a national provider of innovative and proprietary nutritional supplements for health-conscious consumers marketed under the following brand names: (i) NDS Nutrition, PMD Sports, SirenLabs, CoreActive, Nutrology, and Metis Nutrition (together, “NDS Products”); and (ii) iSatori, BioGenetic Laboratories, and Energize (together, the "iSatori Products"). The Company distributes the NDS Products principally through franchised General Nutrition Centers, Inc. (“GNC”) stores located both domestically and internationally, and, with the launch of Metis Nutrition, through corporate GNC stores in the United States. The iSatori Products are sold through more than 17,000 retail locations, which include specialty, mass, and online.

FitLife Brands is headquartered in Omaha, Nebraska. For more information on the Company, please go to www.fitlifebrands.com. The Company’s Common Stock, par value $0.01 per share (“Common Stock”), trades under the symbol “FTLF” on the over-the-counter market.

Recent Developments

Forward Stock Split

The Board of Directors of the Company (the “Board”) approved a forward stock split of the Company’s authorized, issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), at a ratio of 4-for-1 (the “Forward Split”). The Forward Split was effective as of December 2, 2021, and began trading on such basis on December 8, 2021. Prior to the Forward Split, the Company was authorized to issue 15.0 million shares of Common Stock. As a result of the Forward Split, the Company is now authorized to issue 60.0 million shares of Common Stock. The Forward Split did have any effect on the stated par value of the Common Stock and did not affect the Company’s authorized preferred stock.

All references in this Annual Report to number of common shares, price per share and weighted average number of shares outstanding have been adjusted to reflect the Forward Split on a retroactive basis as of the earliest period presented, unless otherwise noted.

Nutrology Asset Purchase

On April 7, 2021, the Company purchased substantially all of the assets of Triple Impact Corporation, a New Jersey corporation doing business as Nutrology, a nutritional supplement company catering to consumers who prioritize all-natural and plant-based nutritional supplements. See Note 3 for additional detail regarding the acquisition.

Tax Benefits Preservation Plan

On February 26, 2021, the Board declared a dividend distribution of one right (a “Right”) for each outstanding share of Common Stock to stockholders of record at the close of business on February 26, 2021 (the “Record Date”). Each Right entitles its holder, under the circumstances described below, to purchase from the Company one one-thousandth of a share of Series B Junior Participating Preferred Stock of the Company, par value $0.01 per share (the “Series B Preferred”), at an exercise price of $100.00 per Right, subject to adjustment. The description and terms of the Rights are set forth in the tax benefits preservation plan (the “Tax Benefits Preservation Plan”), dated as of February 26, 2021, between the Company and Colonial Stock, as rights agent (and any successor rights agent, the “Rights Agent”).

The Company adopted the Tax Benefits Preservation Plan in order to protect shareholder value against a possible limitation on the Company’s ability to use its Net Operating Losses (“NOLs”) and certain other tax benefits to reduce potential future U.S. federal income tax obligations. The NOLs are a valuable asset to the Company, which may inure to the benefit of the Company and its stockholders. However, if the Company experiences an “ownership change,” as defined in Section 382 of the Internal Revenue Code (“IRC”), its ability to fully utilize the NOLs and certain other tax benefits will be substantially limited and the timing of the usage of the NOLs and such other benefits could be substantially delayed, which could significantly impair the value of those assets. Generally, an “ownership change” occurs if the percentage of the Company’s stock owned by one or more of its “five-percent shareholders” (as such term is defined in Section 382 of the IRC) increases by more than 50 percentage points over the lowest percentage of stock owned by such stockholder or stockholders at any time over a three-year period. The Tax Benefits Preservation Plan is intended to prevent against such an “ownership change” by deterring any person or group from acquiring beneficial ownership of 4.99% or more of the Company’s securities. Subsequent to the end of the fiscal year, the Tax Benefits Preservation Plan expired by its terms on March 1, 2022, and is no longer in effect.

Share Repurchase Plan

On February 1, 2021, the Board approved an additional amendment to the previously authorized share repurchase program initially approved by the Board on August 16, 2019, as amended on September 23, 2019 and November 6, 2019 (“Share Repurchase Program”). Under the terms of the amendment, the Company is authorized to repurchase up to $5.0 million of the Company's Common Stock, warrants to purchase shares of the Company's Common Stock ("Warrants"), and other securities issued by the Company ("Securities") over the next 24 months at a purchase price, in the case of Common Stock, equal to the fair market value of the Company's Common Stock on the date of purchase, and in the case of Warrants and Securities, at a purchase price determined by management, with the exact date and amount of such purchases to be determined by management.

During the year ended December 31, 2021, the Company repurchased 36,092 shares of Common Stock under the Share Repurchase Program. The Company also purchased 50,840 dilutive in-the-money options from employees at a discount to their intrinsic value for total consideration of $184,000.

Trade date	Total number of shares purchased	Average price paid per share	Total number of shares purchased as part of publicly announced programs	Dollar value of shares that may yet be purchased

First quarter ended March 31, 2021	-	$-	-	$3,610,917
Second quarter ended June 30, 2021	36,092	$7.13	36,092	$3,169,917
Third quarter ended September 30, 2021	-	$-	-	$3,169,917
Fourth quarter ended December 31, 2021	-	$-	-	$3,169,917
Subtotal	36,092	$7.13	36,092	$3,169,917

COVID-19 Pandemic

The COVID-19 pandemic has had an effect on the Company’s employees, business and operations and those of its customers, vendors and business partners. In this respect, the temporary or permanent closure of some of our retail partners’ store locations and the stay-at-home orders that occurred early in the pandemic negatively affected our results from operations, although much of the impact has been offset by an increase in revenue attributable to online sales, and increased sales during the more recent quarters. Our future financial position and operating results could be materially and adversely affected in the event that a resurgence of COVID-19 cases leads to new stay-at-home orders and/or further disruptions in both our supply chain and manufacturing lead-times, which could lower demand for the Company’s products and/or prevent the Company from producing and delivering its products in a timely manner, although the extent of these effects cannot be determined at this time. The Company expects to continue to assess the evolving impact of the COVID-19 pandemic and intends to make adjustments to its business and operations accordingly.

CARES Act

The Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") was enacted on March 27, 2020 in the United States. On April 27, 2020, the Company received proceeds from a loan in the amount of $449,700 from its lender, CIT Bank, N.A. (the “PPP Lender”), pursuant to approval by the U.S. Small Business Administration (the “SBA”) for the PPP Lender to fund the Company’s request for a loan under the SBA’s Paycheck Protection Program (“PPP Loan”) created as part of the CARES ACT administered by the SBA (the “Loan Agreement”). In accordance with the requirements of the CARES Act, the Company used the proceeds from the PPP Loan primarily for payroll costs, covered rent payments, and covered utilities during the eight-week period commencing on the date of loan approval. The PPP Loan was scheduled to mature on April 27, 2022, had a 1.0% interest rate, and was subject to the terms and conditions applicable to all loans made pursuant to the Paycheck Protection Program as administered by the SBA under the CARES Act. The Company was informed by the PPP Lender and the SBA that the full balance of the PPP Loan, including accrued interest, was forgiven on January 15, 2021.

The CARES Act permits employers to defer payment of the employer portion of payroll taxes owed on wages paid through December 31, 2020 for a period of up to two years. Through December 31, 2021, the Company deferred payment of $45,000, which amount has been expensed and is included in accrued liabilities.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. Significant accounting policies are as follows:

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and NDS Nutrition Products, Inc. Intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and (iii) the reported amount of net sales and expense recognized during the periods presented.

Those estimates and assumptions include estimates for reserves of uncollectible accounts receivable, allowance for inventory obsolescence, depreciable lives of property and equipment, analysis of impairment of goodwill, realization of deferred tax assets, accruals for potential liabilities and assumptions made in valuing stock instruments issued for services. Management evaluates these estimates and assumptions on a regular basis. Actual results could differ from those estimates.

Revenue Recognition

The Company’s revenue is comprised of sales of nutritional supplements to consumers, primarily through GNC stores.

The Company accounts for revenues in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contract(s), which includes (1) identifying the contract(s) or agreement(s) with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. Under ASC 606, revenue is recognized when performance obligations under the terms of a contract are satisfied, which occurs for the Company upon shipment or delivery of products or services to our customers based on written sales terms, which is also when control is transferred. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring the products or services to a customer.

All products sold by the Company are distinct individual products and consist of nutritional supplements and related supplies. The products are offered for sale solely as finished goods. Other than promotional activities, which can vary from time to time but nevertheless are entirely within the Company’s control, contracts with customers contain no incentives or discounts that could cause revenue to be allocated or adjusted over time. Payment for sales is generally made by check, credit card, or wire transfer. Historically the Company has not experienced any significant payment delays from customers.

For direct-to-consumer sales, the Company allows for returns within 30 days of purchase. Our wholesale customers such as GNC, may return products to the Company under certain circumstances, which include expired or soon-to-be-expired products located in GNC corporate stores or at any of its distribution centers, and products that are subject to a recall or that contain an ingredient or ingredients that are subject to a recall by the U.S. Food and Drug Administration.

A right of return does not represent a separate performance obligation, but because customers are allowed to return products, the consideration to which the Company expects to be entitled is variable. Upon evaluation of returns, the Company determined that less than 3% of products are returned, and therefore believes it is probable that such returns will not cause a significant reversal of revenue in the future. We assess our contracts and the reasonableness of our conclusions on a quarterly basis.

Customer Concentration

Total net sales to GNC during 2021 and 2020 were $19,740,000, and $15,614,000, respectively, representing 71% and 71% of total revenue, respectively. Accounts receivable attributable to GNC before adjusting for product return reserves as of December 31, 2021 and 2020 were $624,000 and $1,907,000, respectively, representing 68% and 88% of the Company’s total accounts receivable balance, respectively. The loss of this customer would have a material adverse effect on the Company’s business, financial condition, and results of operation.

Accounts Receivable and Allowance for Doubtful Accounts

All of the Company’s accounts receivable balance is related to trade receivables. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company will maintain allowances for doubtful accounts, estimating losses resulting from the inability of its customers to make required payments for products. Accounts with known financial issues are first reviewed and specific estimates are recorded. The remaining accounts receivable balances are then grouped into categories by the amount of days the balance is past due, and the estimated loss is calculated using the invoice balances that are over 90 days past due. Account balances are charged off against the allowance when it is probable that the receivable will not be recovered. We maintain an insurance policy for iSatori Products for international shipments, which protects the Company in the event the international distributor does not or cannot remit payment.

As of December 31, 2021 and 2020, the Company had provided a reserve for doubtful accounts of $55,000 and $51,000, respectively.

Product Returns, Sales Incentives and Other Forms of Variable Consideration

In measuring revenue and determining the consideration the Company is entitled to as part of a contract with a customer, the Company takes into account the related elements of variable consideration. Such elements of variable consideration include, but are not limited to, product returns and sales incentives, such as markdowns and margin adjustments. For these types of arrangements, the adjustments to revenue are recorded at the later of when (i) the Company recognizes revenue for the transfer of the related products to the customers, or (ii) the Company pays, or promises to pay, the consideration.

We currently have a 30-day product return policy for NDS Products, which allows for a 100% sales price refund for the return of unopened and undamaged products purchased from us online through one of our websites. Product sold to GNC may be returned from store shelves or the distribution center in the event product is damaged, short dated, expired or recalled. Information for product returns is received on regular basis and adjusted for accordingly. Adjustments for returns are based on factual information and historical trends for both NDS products and iSatori products and are specific to each distribution channel. We monitor, among other things, remaining shelf life and sell through data on a weekly basis. If we determine there are any risks or issues with any specific products, we accrue sales return allowances based on management’s assessment of the overall risk and likelihood of returns in light of all information available.

GNC maintains a customer satisfaction program that allows customers to return product to the store for credit or refund. Subject to certain terms and restrictions, GNC may require reimbursement from vendors for unsaleable returned product through either direct payment or credit against a future invoice. We also support a product return policy for iSatori Products, whereby customers can return product for credit or refund. Product returns can and do occur from time to time and can be material.

For the sale of goods with a right of return, the Company estimates variable consideration using the most likely amount method and recognizes revenue for the consideration it expects to be entitled to when control of the related product is transferred to the customers and records a product returns liability for the amount it expects to credit back its customers. Under this method, certain forms of variable consideration are based on expected sell-through results, which requires subjective estimates. These estimates are supported by historical results as well as specific facts and circumstances related to the current period. In addition, the Company recognizes an asset included in Inventories and a corresponding adjustment to Cost of Goods Sold for the right to recover goods from customers associated with the estimated returns. The product returns liability and corresponding asset include estimates that directly impact reported revenue. These estimates are calculated based on a history of actual returns, estimated future returns and information provided by customers regarding their inventory levels. Consideration of these factors results in an estimate for anticipated sales returns that reflects increases or decreases related to seasonal fluctuations. In addition, as necessary, product returns liability and the related assets may be established for significant future known or anticipated events. The types of known or anticipated events that are considered, and will continue to be considered, include, but are not limited to, changes in the retail environment and the Company's decision to continue to support new and existing products.

Information for product returns is received on regular basis and adjusted for accordingly. Adjustments for returns are based on factual information and historical trends for both NDS products and iSatori products and are specific to each distribution channel. We monitor, among other things, remaining shelf life and sell-through data on a weekly basis. If we determine there are any risks or issues with any specific products, we accrue sales return allowances based on management’s assessment of the overall risk and likelihood of returns in light of all information available.

Total allowance for product returns, sales returns and incentive programs as of December 31, 2021 and 2020 amounted to $632,000 and $335,000, respectively.

Cost of Goods Sold

Cost of goods sold is comprised of the costs of products, in-bound freight charges, shipping and handling costs, purchase and receiving costs, and commissions paid to Amazon and other online selling platforms. Other expenses not related to the production and distribution of our products is classified as operating expense.

Cash and Cash Equivalents

The Company’s cash balances on deposit with banks are guaranteed by the Federal Deposit Insurance Corporation up to $250,000 at December 31, 2021. The Company may be exposed to risk for the amounts of funds held in bank accounts more than the insurance limit. In assessing the risk, the Company’s policy is to maintain cash balances with high-quality financial institutions. The Company had cash balances more than the guarantee during the years ended December 31, 2021 and 2020.

Inventory

Inventory is stated at the lower of cost to purchase and/or manufacture the inventory or the current estimated market value of the inventory. We regularly review our inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and/or our ability to sell the product(s) concerned and production requirements. Demand for our products can fluctuate significantly. Factors that could affect demand for our products include unanticipated changes in consumer preferences, general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by customers. Additionally, our management’s estimates of future product demand may be inaccurate, which could result in an understated or overstated provision required for excess and obsolete inventory.

As of December 31, 2021 and 2020, the aggregate allowance for expiring, slow moving and excess inventory amounted to $56,000 and $56,000, respectively.

Property and Equipment

Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using the straight-line method. The Company amortizes leasehold improvements over the estimated life of these assets or the term of the lease, whichever is shorter. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and proceeds realized. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.

The range of estimated useful lives used to calculate depreciation for principal items of property and equipment are as follows:

Asset Category	Depreciation / Amortization Period
Furniture and fixtures	3 years
Office equipment	3 years
Leasehold improvements	5 years

Management regularly reviews property, equipment and other long-lived assets for possible impairment. This review occurs annually or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Based upon management’s annual assessment, there were no indicators of impairment of the Company’s property and equipment and other long-lived assets as of December 31, 2021 and 2020.

Goodwill and Intangible Assets

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment. ASU 2017-04 removes Step 2 of the goodwill impairment test, which required a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. This update also eliminated the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. The Company adopted ASU 2017-04 on January 1, 2020 and applied the requirements prospectively.

Identifiable intangible assets are stated at cost and accounted for based on whether the useful life of the asset is finite or indefinite. Identified intangible assets with finite useful lives are amortized using the straight-line methods over their estimated useful lives, which was originally ten years. Intangible assets with indefinite lives are not amortized to operations, but instead are reviewed for impairment at least annually, or more frequently if there is an indicator of impairment. The Company does not own any indefinite lived intangible assets.

There were no impairment charges incurred during the years ended December 31, 2021 and 2020.

Income Taxes

The Company accounts for income taxes under Financial Accounting Standards Board’s (“FASB”) ASC 740 “Income Taxes”. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The deferred tax assets of the Company relate primarily to operating loss carryforwards for federal income tax purposes.

As discussed in more detail in Note 9, during the fourth quarter of fiscal 2020, management determined that it is more likely than not that the Company will be able to utilize the majority of its net operating loss carryforwards. The release of a substantial portion of the reserve against the Company’s deferred tax assets resulted in an income tax benefit of $4,370,000 for 2020, and a corresponding increase in net income of the same amount.

The Company periodically evaluates its tax positions to determine whether it is more likely than not that such positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations, based on their technical merits. The Company accrues interest and penalties, if incurred, on unrecognized tax benefits as components of the income tax provision in the accompanying consolidated statements of operations. As of December 31, 2021, and 2020, the Company has not established a liability for uncertain tax positions.

Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing the net income available to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued using the treasury stock method. Potential common shares are excluded from the computation when their effect is antidilutive. The dilutive effect of potentially dilutive securities is reflected in diluted net income per share if the exercise prices were lower than the average fair market value of common shares during the reporting period.

The following potentially dilutive shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would be anti-dilutive:

	December 31,
	2021	2020
Options	18,828	22,300
Total	18,828	22,300

Fair Value Measurements

The Company uses various inputs in determining the fair value of its investments and measures these assets on a recurring basis. Financial assets recorded at fair value in the balance sheets are categorized by the level of objectivity associated with the inputs used to measure their fair value. ASC 820 establishes a three-level valuation hierarchy for the use of fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date:

●	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●

Level 3 - Inputs that are both significant to the fair value measurement and unobservable. These inputs rely on management's own assumptions about the assumptions that market participants would use in pricing the asset or liability. The unobservable inputs are developed based on the best information available in the circumstances and may include the Company’s own data.

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable and accounts payable, approximate their fair values because of the short maturity of these instruments. The carrying values of the line of credit, notes payable and long-term financing obligations approximate their fair values due to the fact that the interest rates on these obligations are based on prevailing market interest rates.

Stock Compensation Expense

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services rendered. The Company accounts for stock option and warrant grants issued and vesting to employees based on the authoritative guidance provided by the Financial Accounting Standards Board (“FASB”) where the value of the award is measured on the date of grant and recognized as compensation on the straight-line basis over the vesting period.

For prior periods until December 31, 2018 the Company accounted for share-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505-50, Equity-Based Payments to Non-Employees. Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received or (b) the equity instruments issued. The final fair value of the share-based payment transaction is determined at the performance completion date.

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). The guidance was issued to simplify the accounting for share-based transactions by expanding the scope of ASU 2018-07 from only being applicable to share-based payments to employees to also include share-based payment transactions for acquiring goods and services from nonemployees. As a result, nonemployee share-based transactions will be measured by estimating the fair value of the equity instruments at the grant date, taking into consideration the probability of satisfying performance conditions. We adopted ASU 2018-07 on January 1, 2019. The adoption of the standard did not have a material impact on our financial statements for the year ended December 31, 2019 or the previously reported financial statements.

The fair value of the Company’s stock option and warrant grants are estimated using the Black-Scholes option pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the stock options or warrants, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes option pricing model and based on actual experience. The assumptions used in the Black-Scholes option pricing model could materially affect compensation expense recorded in future periods.

Segments

The Company operates in one segment for the distribution of our products.  In accordance with the “Segment Reporting” Topic of ASC 280, the Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company.  Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue.  All material operating units qualify for aggregation under “Segment Reporting” due to their similar customer base and similarities in: economic characteristics; nature of products and services; and procurement, manufacturing and distribution processes.  Since the Company operates in one segment, all financial information required by “Segment Reporting” can be found in the accompanying consolidated financial statements.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases. This update requires the recognition of a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, for all leases with terms longer than 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. ASU 2016-02 is effective for annual and interim reporting periods beginning after December 15, 2019.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment. ASU 2017-04 removes Step 2 of the goodwill impairment test, which required a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. This update also eliminated the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. The Company adopted ASU 2017-04 on January 1, 2020 and applied the requirements prospectively.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments included in ASU 2016-13 require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Although the new standard, known as the current expected credit loss (CECL) model, has a greater impact on financial institutions, most other organizations with financial instruments or other assets (trade receivables, contract assets, lease receivables, financial guarantees, loans and loan commitments, and held-to-maturity (HTM) debt securities) are subject to the CECL model and will need to use forward-looking information to better evaluate their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 was originally effective for public companies for fiscal years beginning after December 15, 2019. In November of 2019, the FASB issued ASU 2019-10, which delayed the implementation of ASU 2016-13 to fiscal years beginning after December 15, 2022 for smaller reporting companies. The Company is currently evaluating the impact that the adoption of this guidance will have on its consolidated financial statements.

NOTE 3. BUSINESS COMBINATION

On April 7, 2021, the Company closed on the purchase of substantially all of the assets of Triple Impact Nutrition (the “Acquisition”), a New Jersey corporation doing business as Nutrology, a nutritional supplement company catering to consumers who prioritize all-natural and plant-based nutritional supplements. Under the terms of the Asset Purchase Agreement (the “APA”), the Company agreed to pay cash consideration of $500,000, subject to certain working capital adjustments set forth in the APA. Total consideration paid, including the effects of the working capital adjustment, was $529,000.

The Acquisition was accounted for as a business combination under the acquisition method of accounting. The purchase price of $529,000 was allocated to the tangible and intangible assets acquired based on their fair values on the acquisition date of April 7, 2021. The Company assumed no liabilities as part of the Acquisition, and no employees of Nutrology became employees of the Company. The excess of the purchase price over the net assets acquired is recorded as goodwill.  The goodwill is attributable to synergies from leveraging Nutrology’s strong all-natural and plant-based nutritional supplements, customer relationships and website domain name to enter into new sales with consumers for future growth and expansion. The Company incurred transaction costs of approximately $49,000 related to the Acquisition, of which $30,000 was expensed as incurred during the second quarter of 2021 as part of general and administrative expenses on the Consolidated Statement of Operations. The remaining $19,000 of transaction costs was expensed as incurred during the third quarter of 2021.

Included in the Company’s Consolidated Statement of Operations from the acquisition date of April 7, 2021 for the period ended December 31, 2021 are revenue of $885,000 and gross profit of $338,000.

Below is a summary of the fair value of assets assumed as of the date of acquisition.

Assets Acquired:	Fair Value

Accounts receivable	$48,000
Inventory	126,000
Intangibles	222,000
Goodwill	133,000
Fair value of assets acquired and consideration transferred	$529,000

The fair values of acquired assets assumed represent management’s estimate of fair value utilizing a third-party appraiser and are subject to change if additional information becomes available.  Goodwill will not be amortized but instead will be tested for impairment at least annually (or more frequently if indicators of impairment arise).  In the event management determines that the goodwill has become impaired, the Company will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made.  The goodwill arising from the Acquisition is deductible for tax purposes.

Our estimate of intangible assets related to the Acquisition consists of non-contractual customer relationships, trademarks, formulations, and a website domain name.  The value of the customer relationships was determined using the income approach, trademarks and formulations was determine using the relief from royalty method, and the website domain name was based on the replacement method cost approach.  All methods are considered Level 3 fair value measurements.

Intangible assets are amortized on a straight-line basis over their estimated useful lives.  The following table sets forth the components of the identifiable intangible assets acquired and their estimated useful lives as of the date of acquisition.

	Fair Value	Useful Life (Years)
Client relationships	$80,000	4
Formulations	70,000	4
Trademarks	60,000	Indefinite
Website	12,000	3
Total identifiable assets	$222,000

Amortization expense was $30,000 for the year ended December 31, 2021 compared to $0 for the year ended December 31, 2020.

NOTE 4.  INVENTORIES

The global supply chain for nutritional supplement ingredients and components has been adversely affected by the continuing COVID-19 pandemic and other variables. In response to these challenges, the Company made the decision to significantly increase its finished goods inventory, particularly for its best-selling products, in an attempt to avoid future stockouts. As a result, finished goods inventory has increased from approximately $2.9 million as of December 31, 2020 to $5.9 million as of December 31, 2021.

The Company’s inventories as of December 31, 2021 and 2020 were as follows:

	December 31,	December 31,
	2021	2020
Finished goods	5,908,000	2,917,000
Components	668,000	668,000
Allowance for obsolescence	(56,000)	(56,000)
Total	6,520,000	3,529,000

NOTE 5.  PROPERTY AND EQUIPMENT

The Company had fixed assets as of December 31, 2021 and 2020 as follows:

	December 31,	December 31,
	2021	2020
Equipment	902,000	902,000
Accumulated depreciation	(832,000)	(804,000)
Total	70,000	98,000

Depreciation expense was $28,000 for the year ended December 31, 2021 compared to $38,000 for the year ended December 31, 2020.

NOTE 6.  NOTES PAYABLE

Line of Credit – CIT Bank

On September 24, 2019, the Company entered into a Revolving Line of Credit Agreement (the “Line of Credit Agreement”) with Mutual of Omaha Bank, (the “Lender”), subsequently acquired by CIT Bank N.A., providing the Company with a $2.5 million line of credit (the “Line of Credit”). The Line of Credit allows the Company to request advances thereunder and to use the proceeds of such advances for working capital purposes until the Maturity Date, unless renewed at maturity upon approval by the Company’s Board of Directors and the Lender. The Line of Credit is secured by all assets of the Company.

Advances drawn under the Line of Credit bear interest at an annual rate of the one-month LIBOR rate plus 2.75%, and each advance will be payable on the Maturity Date with the interest on outstanding advances payable monthly. The Company may, at its option, prepay any borrowings under the Line of Credit, in whole or in part at any time prior to the Maturity Date, without premium or penalty.

On March 20, 2020, the Lender advanced the Company $2.5 million under the Line of Credit, which amount was repaid on April 29, 2020. The advance was intended to provide the Company with additional liquidity given the uncertainty regarding the timing of collection of certain accounts receivable and in anticipation of an expected negative impact on sales to GNC and our other wholesale customers resulting from the COVID-19 outbreak.

On August 4, 2021, the Company and the Lender amended the Line of Credit Agreement to extend the Maturity Date to September 23, 2022. All other terms of the Line of Credit Agreement remain unchanged.

Paycheck Protection Program Loan

On April 27, 2020, the Company received proceeds from a loan in the amount of $449,700 from the PPP Lender, pursuant to approval by the SBA for the PPP Lender to fund the Company’s request for the PPP Loan created as part of the recently enacted CARES Act administered by the SBA. In accordance with the requirements of the CARES Act, the Company used the proceeds from the PPP Loan primarily for payroll costs, covered rent payments, and covered utilities during the eight-week period commencing on the date of loan approval. The PPP Loan was scheduled to mature on April 27, 2022, had a 1.0% interest rate, and was subject to the terms and conditions applicable to all loans made pursuant to the Paycheck Protection Program as administered by the SBA under the CARES Act. The Company was informed by the PPP Lender and the SBA that the full balance of the PPP Loan, including accrued interest, was forgiven on January 15, 2021.

NOTE 7 - RIGHT OF USE ASSETS AND LIABILITIES

In prior years, the Company entered into several non-cancellable leases for its office facilities and equipment. The lease agreements range from 36 months to 84 months and require monthly payments ranging between $200 and $7,000 through October 2024. On January 1, 2019, the Company adopted Topic 842, Leases which requires a lessee to record a right-of-use asset and a corresponding lease liability at the inception of the lease initially measured at the present value of the lease payments. The Company classified the leases as operating leases and determined that the fair value of the lease assets and liability at the inception of the leases was $480,000 using a discount rate of 9%.

During the year ended December 31, 2021, the Company made payments resulting in a $50,000 reduction in the lease liability. As of December 31, 2021, lease liability amounted to $158,000. Topic 842 requires recognition in the statement of operations of a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. Rent expense, including real estate taxes, for the year ended December 31, 2021 was $92,000. The right-of-use asset at December 31, 2021 was $158,000, net of amortization of $322,000.

Year ended
December 31, 2021
Lease Cost
Operating lease cost (included in general and administrative in the Company's unaudited and consolidated statement of operations)	$92,000

Other information
Cash paid for amounts included in the measurement of lease liabilities for 2021	-
Weighted average remaining lease term - operating leases (in years)	2.8
Average discount rate - operating leases	9%

The supplemental balance sheet information related to leases for the period is as follows:

Operating leases	At December 31, 2021
Long-term right-of-use assets	$158,000
Short-term operating lease liabilities	$55,000
Long-term operating lease liabilities	103,000
Total operating lease liabilities	$158,000

Maturities of the Company's lease liabilities are as follows (in thousands):

Year ending	Operating leases
2022	$67,000
2023	61,000
2024	51,000
Less: Imputed interest/present value discount	(21,000)
Present value of lease liabilities	$158,000

NOTE 8.  EQUITY

The Board approved a forward stock split of the Company’s Common Stock at a ratio of 4-for-1 (the “Forward Split”), effective as of December 2, 2021. Prior to the Forward Split, the Company was authorized to issue 15.0 million shares of Common Stock. As a result of the Forward Split, the Company is now authorized to issue 60.0 million shares of Common Stock, $0.01 par value per share, of which 4,552,485 and 4,243,272 shares of Common Stock were issued and outstanding as of December 31, 2021 and 2020, respectively. The Forward Split did have any effect on the stated par value of the Common Stock and did not affect the Company’s authorized preferred stock.

a.	Common Stock Issued for Services

In July 2018, in connection with the appointment of Mr. Dayton Judd as Chief Executive Officer, the Company granted Mr. Judd an aggregate of 180,000 shares of restricted Common Stock, which included vesting conditions subject to the achievement of certain market prices of the Company’s Common Stock. Such shares were also subject to forfeiture in the event Mr. Judd resigned from his position or was terminated by the Company. As the vesting of the 180,000 shares of restricted Common Stock was subject to certain market conditions, pursuant to current accounting guidelines, the Company determined the fair value to be $105,000, computed using Monte Carlo simulations on a binomial model with the assistance of a valuation specialist using a derived service period of nine years. As of December 31, 2020, all of the shares were fully vested and there was no remaining compensation cost to be expensed.

In February 2021, the Company granted Mr. Judd an aggregate of 160,000 restricted share units (“RSUs”). Each RSU converted into one share of the Company’s Common Stock upon vesting. The RSUs vested as follows: (1) 40,000 shares at such date that the 30-day volume-weighted average price of Common Stock meets or exceeds $7.50, (ii) 40,000 shares at such date that the 30-day volume-weighted average price of Common Stock meets or exceeds $9.00, (iii) 40,000 shares at such date that the 30-day volume-weighted average price of Common Stock meets or exceeds $10.50, and (iv) 40,000 shares at such date that the 30-day volume-weighted average price of Common Stock meets or exceeds $12.00. The RSUs were subject to forfeiture in the event Mr. Judd resigned from his position or was terminated by the Company. As the vesting of the RSUs was subject to certain market conditions, pursuant to current accounting guidelines, the Company determined the fair value to be $666,000, computed using Monte Carlo simulations on a binomial model with the assistance of a valuation specialist. During the year ended December 31, 2021, the Company expensed $349,000 as a compensation cost. As of December 31, 2021, there was $317,000 of unamortized compensation expense associated with the grant of the RSUs. As of December 31, 2021, the vesting conditions for all of the RSUs had been met, and the shares were included in the outstanding share count as of the end of the year.

b.	Share Repurchase Program

On August 16, 2019, the Company's Board authorized management to repurchase up to $500,000 of the Company's Common Stock over the following 24 months, which Share Repurchase Program was previously reported on the Company's Current Report on Form 8-K filed August 20, 2019. On September 23, 2019, the Board approved an amendment to the Company’s Share Repurchase Program to increase the repurchase of up to $1,000,000 of the Company's Common Stock, its Series A Preferred, and Warrants, over the following 24 months, at a purchase price, in the case of Common Stock, equal to the fair market value of the Company's Common Stock on the date of purchase, and in the case of Series A Preferred and Warrants, at a purchase price determined by management, with the exact date and amount of such purchases to be determined by management. On November 6, 2019, the Company’s Board of Directors amended the previously approved Share Repurchase Program to increase the amount of authorized repurchases to $2.5 million, and on February 1, 2021, the Company’s Board of Directors amended previously approved Share Repurchase Program to increase the amount of authorized repurchases to $5.0 million. All other terms of the Share Repurchase Program remain unchanged.

During the year ended December 31, 2021, the Company repurchased 36,092 shares of Common Stock under the Share Repurchase Program. The Company also purchased 50,840 dilutive in-the-money options from employees at a discount to their intrinsic value for total consideration of $184,000. The Company is accounting for repurchased shares as treasury stock.

Options

Information regarding options outstanding as of December 31, 2021 is as follows:

	Number of	Weighted Average Exercise	Weighted Average Remaining Life
	Options	Price	(Years)
Outstanding, December 31, 2019	597,140	$2.94	5.0
Issued	-	-
Exercised	(68,000)	1.05
Forfeited	(158,000)	4.76
Outstanding, December 31, 2020	371,140	$2.51	5.9
Issued	128,000	5.03
Exercised	(68,000)	3.48
Forfeited	-	-
Repurchased	(50,840)	3.48
Outstanding, December 31, 2021	380,300	$3.44	6.2

Outstanding				Exercisable
Exercise Price Per share	Total Number of Options	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Number of Vested Options	Weighted Average Exercise Price

$0.70 - 5.24	358,000	6.5	$2.25	314,000	$1.14
$5.25 - 36.09	22,300	1.8	$22.55	22,300	$22.55
	380,300	6.2	$3.44	336,300	$2.56

The closing stock price for the Company’s stock on December 31, 2021 was $16.00, resulting in an intrinsic value of outstanding options of $4,972,000.

During the year ended December 31, 2021, the Company granted stock options to employees for services rendered to purchase 128,000 shares of Company Common Stock. The stock options are exercisable at an average price of $5.03 per share, expire in five or ten years and vest as follows: one-fourth vested immediately upon issuance, and the remainder vest equally in equal annual installments over a period of three years from grant date.

The total fair value of these options at grant date was approximately $185,000, which was determined using the Black-Scholes option pricing model with the following average assumption: stock price of $5.01 per share, expected term of four years, volatility of 40%, dividend rate of 0% and risk-free interest rate of 1.19%. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of measurement corresponding with the expected term of the share option award; the expected term represents the weighted-average period of time that share option awards granted are expected to be outstanding giving consideration to vesting schedules and historical participant exercise behavior; the expected volatility is based upon historical volatility of the Company’s Common Stock; and the expected dividend yield is based on the fact that the Company has not paid dividends in the past and does not expect to pay dividends in the future.

During the year ended December 31, 2021, the Company recognized compensation expense of $100,000 based upon the vesting of outstanding options. As of December 31, 2021, there was $85,000 of unvested stock compensation that will be recognized as an expense in future periods as the options vest.

During the year ended December 31, 2020, the Company did not grant any stock options. However, the Company recognized compensation expense of $29,000 based upon the vesting of outstanding options.

Warrants

Total outstanding warrants to purchase shares of Common Stock as of December 31, 2021 and 2020 amounted to 143,480. Total intrinsic value as of December 31, 2021 amounted to $2,131,000.

During the years ended December 31, 2021 and 2020, no warrants were granted and no warrants expired.

Outstanding	Exercise Price	Issuance Date	Expiration Date	Vesting
143,480	$1.15	11/13/18	11/13/23	Yes

NOTE 9.  INCOME TAXES

The Company had available federal net operating loss carryforwards (“NOLs”) of approximately $14.8 million and $21.5 million as of December 31, 2021 and 2020, respectively, to reduce future taxable income. The federal carryforward expires between 2029 through 2037. Due to the restrictions imposed by Internal Revenue Code Section 382 regarding substantial changes in ownership of companies with loss carryforwards, the utilization of the Company’s NOLs may be limited to statutory limits as a result of change in stock ownership. NOLs incurred subsequent to the latest change in control are not subject to the limitations.

Given the Company’s improving profitability over the past four fiscal years, management has concluded that it is more likely than not that the Company will be able to utilize the majority of its NOLs. However, the Company projects that roughly $2,557,000 of iSatori NOLs will not be able to be utilized prior to their expiration due to the ownership change limitations, which amount remains fully reserved.

For the year ended December 31, 2021, the Company recorded a provision for income taxes of $1,329,000, of which $1,324,000 pertains to federal income tax and $5,000 pertains to various state income taxes.

The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of December 31, 2021 and December 31, 2020, the Company did not have a liability for unrecognized tax benefits.

The Company recognizes, as income tax expense, interest and penalties on uncertain tax provisions. As of December 31, 2021, and 2020, the Company has not accrued interest or penalties related to uncertain tax positions. Tax years 2017 through 2021 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Significant components of the Company’s deferred income tax assets are as follows:

	December 31,
	2021	2020
Net operating loss carryforward	$3,249,000	$4,563,000
Allowances for sales returns, bad debt and inventory	155,000	93,000
Share based compensation	16,000	80,000
Other	162,000	178,000
Total deferred asset	3,582,000	4,914,000
Valuation allowance	(537,000)	(537,000)

Net deferred tax asset	$3,045,000	$4,377,000

Reconciliation of the effective income tax rate to the U.S. statutory rate is as follows:

	December 31,
	2021	2020
Federal statutory tax rate	21%	21%
State tax, net of federal benefit	-%	-%
	21%	21%
Valuation allowance	-%	(123%)
Effective tax rate	21%	(102%)

NOTE 10. COMMITMENTS AND CONTINGENCIES

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of the Company or any of its subsidiaries, threatened against or affecting the Company, our Common Stock, any of our subsidiaries or of the Company’s or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

NOTE 11.  SUBSEQUENT EVENTS

In accordance with the Subsequent Events Topic of the FASB ASC 855, we have evaluated subsequent events through the filing date and noted no further subsequent events other than provided above that are reasonably likely to impact the Company’s financial statements.